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                      [BAIRD, KURTZ & DOBSON LETTERHEAD]


Securities and Exchange Commission
Washington, D.C.  20549

Gentlemen:

    We were previously principal accountants for Rocky Mountain Internet, Inc. and on February 27, 1998, we reported on the consolidated financial statements of Rocky Mountain Internet, Inc. (RMI) as of and for the two years ended December 31, 1997. On December 9, 1998, we were dismissed as principal accountants of RMI. We have read RMI's statements included under Item 4 of its Form 8-K for December 9, 1998, and we agree with such statements.


                                       Very truly yours,

                                       /s/ Baird, Kurtz & Dobson

                                       BAIRD, KURTZ & DOBSON
                                       Denver, Colorado